EXHIBIT 99.1

Colony Bankcorp Names Meagan Mowry and Matthew Reed to the Boards of Directors of the Company and Colony Bank

FITZGERALD, Ga., March 11, 2019 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq: CBAN) today announced the appointment of Meagan M. Mowry and Matthew D. Reed to the Boards of Directors for both the Company and Colony Bank, effective immediately.  The addition of Mowry and Reed expands both Boards from seven to nine directors.

Commenting on the announcement, Mark H. Massee, Chairman of the Board of Directors, said, "It is my pleasure to welcome Matt and Meagan to our Boards.  They each bring to our Board a strong business acumen, entrepreneurial spirit and sound knowledge of our markets.  Meagan owns and operates several real estate companies.  Her knowledge of real estate lending and finance will add a unique and specialized skillset to our Board, and her understanding of the economic strength of the real estate industry in Georgia and the Southeast will provide critical intelligence for our bank.  Meanwhile, Matt's record of business and civic achievement will be invaluable to our mission as a community bank.  Also, his expertise and insight to the Greater Georgia business community will add a unique perspective to our Board's governance.  We look forward to their contributions to the work of the Boards."

Mowry is the co-founder and co-owner of Simcoe Investments and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate.  Entering the real estate industry in 2004, Mowry's companies have developed more than 1,000 residential home sites in 10 Savannah-area communities since 2010.  She has been a licensed real estate agent since 2014 through the Savannah Board of Realtors.  Her real estate sales focus is primarily in new construction sales and she recently surpassed $50 million in annual sales.  Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association and is a Past President of the Bryan County Chapter of the Savannah Home Builders Association.

Reed is Owner and Chief Executive Officer of Georgia CEO/South Carolina CEO, a network of local websites focused on the business communities in Georgia and South Carolina cities, with a subscriber base of over 60,000 members. Reed also serves as one of 85 members of the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center's State Advisory Board. He also serves on the boards of Leadership Albany, GeorgiaForward, the Jekyll Island Foundation, and the Southwest Georgia Regional Commission. Additionally, he chairs the Horizons Community Solutions Board and the Board of South Georgia Leads, of which he is a founding member. Recently, he received the Albany Area Chamber’s Inaugural Young Professional of the Year Award and in 2015, received the State Partner of the Year from the UGA Small Business Development Center. He also is a graduate of Leadership Georgia and serves on the Albany Community Board of Colony Bank.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank.  Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 27 full-service branches throughout Central, Southern and Coastal Georgia, as well as a full-service website at www.colonybank.com.  Colony's common stock is traded on the NASDAQ Global Market under the symbol CBAN.  Follow the Company on Facebook or on Twitter @colony_bank.

For additional information, contact:
T. Heath Fountain
President and Chief Executive Officer
(229) 426-6000, ext. 6012